EXHIBIT 5.1


                          [DAVIS GRAHAM & STUBBS LOGO]





                                 March 17, 2004



Streicher Mobile Fueling, Inc.
800 West Cypress Creek Road, Suite 580
Fort Lauderdale, Florida 33309

            Re:   Registration Statement on Form S-3

Gentlemen:

            We are counsel to Streicher Mobile Fueling, Inc., a Florida corporation (the "Company"), in connection with the preparation of a Registration Statement on Form S-3 filed with the Securities and Exchange Commission on March 17, 2004 (the "Registration Statement"), relating to a proposed offering by the Selling Shareholders to the public of a maximum of 4,177,192 shares of the Company's Common Stock, $.01 par value (the "Common Stock").

            In this connection, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, certificates and written and oral statements of officers, legal counsel and accountants of the Company and of public officials, and other documents that we have considered necessary and appropriate for this opinion, and, based thereon, we advise you that, in our opinion:

            1. The Company is a corporation duly organized and validly existing under the laws of the State of Florida; and

            2. The Common Stock, when sold pursuant to and in accordance with the Registration Statement, will be validly issued, fully paid and nonassessable.

            We hereby consent to the use of our name beneath the caption "Legal Matters" in the Prospectus forming a part of the Registration Statement and to the filing of this opinion as Exhibit 5 thereto.


                                         Very truly yours,

                                         DAVIS GRAHAM & STUBBS LLP